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EnactMI.com

FOR IMMEDIATE RELEASE
November 15, 2021

Enact Declares Special Cash Dividend of $1.23 Per Share

RALEIGH, N.C., November 15, 2021 – Enact Holdings, Inc. (Nasdaq: ACT) (Enact) today announced that its Board of Directors declared a special cash dividend of $200 million, or $1.23 per common share, payable on December 15, 2021 to the shareholders of record as of close of business on November 26, 2021.

“Our strong balance sheet and robust cash flows position Enact to pursue a balanced capital allocation strategy that supports our policyholders while allowing us to invest in our business and return capital to shareholders,” said Rohit Gupta, President and CEO of Enact. “Today’s announcement is reflective of the strength of our performance, our confidence in our business, and our commitment to generating shareholder value.”

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About Enact Holdings, Inc.
Enact (Nasdaq: ACT), operating principally through its wholly-owned subsidiary Genworth Mortgage Insurance Corp. since 1981, is a leading U.S. private mortgage insurance provider committed to helping more people achieve the dream of homeownership. Building on a deep understanding of lenders' businesses and a legacy of financial strength, we partner with lenders to bring best-in class service, leading underwriting expertise, and extensive risk and capital management to the mortgage process, helping to put more people in homes and keep them there. By empowering customers and their borrowers, Enact seeks to positively impact the lives of those in the communities in which it serves in a sustainable way. Enact is headquartered in Raleigh, North Carolina.

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Investor Contact
Daniel Kohl
daniel.kohl@enactmi.com

Media Contact
Brittany Harris-Flowers
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